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                                                                   EXHIBIT 10.bb

                               TERMS OF EMPLOYMENT

During the quarter ended March 31, 2001, SBS employed Mr. Grahame Rance as its President and CEO. The parties have not completed the formal employment agreement, but have agreed substantially on the following terms:

1. Mr. Rance is employed as SBS's President and CEO, effective March 9, 2001, with a signing bonus of $200,000, pretax, and at an initial base salary of $500,000. He will also serve as a Director.

2. SBS will grant Employee 300,000 options, vesting over six years, on SBS Common Stock, at an exercise price of $18.125, the closing price on the day before Mr. Rance's first day of employment. In addition, Mr. Rance will receive an annual grant of options for 40,000 shares of SBS common stock, each vesting over two years, at an exercise price equal to fair market value on the date of grant.

3. SBS will provide to Mr. Rance, pretax, additional compensation of $2.4 million, which will be in the form of a combination of between 30,000 and 50,000 restricted SBS shares, a loan, and other possible elements. The shares will vest, and the loan will be forgiven, over a six-year period on the anniversaries of Mr. Rance's employment, and part of the shares will vest, and part of the loan be forgiven, upon termination of Mr. Rance's employment under certain circumstances. Termination of employment by SBS will include six months termination pay at the normal annual base pay in effect at the time. If SBS is acquired by another organization during the six-year period, the remaining loan amount will be forgiven and restrictions on shares will be removed as provided in the 2000 Long-Term Equity Incentive Plan.

4. Mr. Rance will be located in SBS' facility in Carlsbad, California. SBS will pay moving and certain home mortgage and home maintenance expenses, as well as provide standard and additional employment benefits.


SBS and Mr. Rance are in process of negotiating the final employment agreement. The final agreement is expected to be filed with SBS' Form 10-K on or before September 28, 2001.